Exhibit 99.1

Contact: Provectus Pharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, VP – Investor Relations Bill Gordon, SVP – Media Relations Phone: 212-564-4700

FOR IMMEDIATE RELEASE

PROVECTUS PHARMACEUTICALS FORMS INDEPENDENT BOARD TO MEET CORPORATE GOVERNANCE REQUIREMENTS

KNOXVILLE, TN, May 14, 2012 — Provectus Pharmaceuticals, Inc. (OTCBB: PVCT, http://www.pvct.com), a development-stage oncology and dermatology biopharmaceutical company, announces the Company has formed an independent board to meet corporate governance requirements like that of NASDAQ, which requires a majority of independent Board Members. To accomplish this, Jan E. Koe has been appointed to its Board of Directors and Eric Wachter, Ph.D., has resigned from the Board and named Chief Technology Officer, a new position.

Mr. Koe, age 61, has a 30-year track record of success in consulting, asset management, real estate and public company governance, and has represented major insurance firms, national retailers and Fortune 500 companies. He is President of GoStar, which is the manager of Real Solutions Opportunity Fund 2005-I and Real Solutions Fund Management LLC and Real Solutions Investment LLC. He is also Principal of Method K Partners, Inc., a commercial real estate firm, which he founded in 1988. He has served on the Board of Directors of ONE Bio, Corp. where he was Chair of the Compensation Committee and a member of the Financial Audit Committee. He holds a degree in Business Administration and Psychology from Luther College.

Dr. Craig Dees, Ph.D., Chief Executive Officer of Provectus said, “As a business leader, Jan Koe has experience serving on the board of a public company, and will be an important asset to us as we prepare Provectus for a potential move to listing on a national stock market. With Mr. Koe’s appointment, we are modeling our Board of Directors to be in line with the Corporate Governance requirement for independent directors like that which is required by NASDAQ. This is a natural step for us as our technologies continue to mature and we prepare for a national exchange listing for our company, which should provide us increased visibility in the financial markets.”

With the appointment of Mr. Koe, Provectus now has three independent directors on its Board which consists of five members, including independent directors Dr. Kelly M. McMasters, M.D., Ph.D. and Alfred E. Smith IV. The Company intends to apply for a listing on NASDAQ when appropriate.

Mr. Koe said, “I have been following Provectus’ progress since 2005 when I first invested in the company. I am a firm believer in its novel oncology and dermatological products, and am looking forward to becoming more involved with the company as a member of its Board of Directors as it advances its therapies through the clinical trial process and towards commercialization.”

Dr. Wachter, age 49, has been with Provectus since 2002, and has served as Executive Vice President-Pharmaceuticals and a Director of the Company since that time. As Chief Technology Officer of Provectus, Dr. Wachter’s new position will focus on leading drug development of both PV-10 and PH-10 as well as the intellectual property (“IP”) protection of its investigational therapeutic products. With Phase 2 clinical trials for both PV-10 and PH-10 completed, Dr. Wachter will continue spearheading the Company’s regulatory efforts, including clinical, nonclinical and manufacturing programs necessary for FDA and international approval and commercialization. Dr. Wachter holds 27 U.S. patents, was a co-founder of Photogen Technologies, where he held several senior management positions, and was also a senior research staff member at the Oak Ridge National Laboratory. He holds a Ph.D. in chemistry from the University of Wisconsin, Madison and a B.S. degree in chemistry from Indiana University-Bloomington.

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Dr. Dees noted, “As Provectus advances its clinical development programs, Dr. Wachter, in his new position as Chief Technology Officer, will be an instrumental part of our preparation for anticipated Phase 3 clinical testing of PV-10 for metastatic melanoma, as well as our continued development of PH-10.”

About Provectus Pharmaceuticals, Inc.

Provectus Pharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

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